Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Increased Sales and Strong Backlog for Third Quarter Fiscal 2021 and Provides Sales Guidance

Sales of $3.83M, Up 4% Year-over-Year; Backlog up 29% from FYE February 29, 2020

MILTON, N.Y., January 15, 2021 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2021 third quarter and year-to-date period ended November 30, 2020.

Third Quarter Fiscal 2021 Financial Highlights:

  Sales of $3.83 million, an increase of $155k compared to third quarter FY2020.
  Increased backlog to $4.55 million versus $3.52 million on February 29, 2020.
  Gross margin of 50.5% compared to 48.9% in third quarter FY2020.
  Net income of $320,000 versus $280,000 for third quarter FY2020, a 14%. increase.
  Sales Growth Guidance for the remaining quarter of FY2021 is for a 5-10% sequential increase from Q3.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek had a good third quarter with sales and net income growth despite the impact of Covid-19 on our customers. This was the third consecutive quarter of sales increases and strong performances in backlog, margins, and net income, which were achieved against the backdrop of a difficult global environment. These gains stem from the strategic shift in our business model that we initiated several years ago, expanding our product line to provide higher value complete machine solutions and larger subsystems to original equipment manufacturers (“OEMs”). These product advancements are supported by a high level of application engineering expertise from our specialized staff, in combination with customer requirements that are proven out in our globally located process development labs. We have also invested significant resources to enhance our market diversity.”

Year-to-Date Fiscal 2021 Results (Narrative compares with prior-year period unless otherwise noted)

	Nine Months Ended November 30,		Change
	2020	2019	$	%
Net Sales	$10,736,000	$9,841,000	895,000	9%
Gross Profit	5,112,000	4,649,000	463,000	10%
Gross Margin	47.6%	47.2%
Operating Income	$832,000	$367,000	465,000	127%
Operating Margin	7.8%	3.7%
Net Income	$666,000	$420,000	246,000	59%
Net Margin	6.2%	4.3%
Diluted Earnings Per Share	$0.04	$0.03
Weighted Average Shares - Diluted	15,548,000	15,354,000

Third Quarter Fiscal 2021 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended November 30,		Change
	2020	2019	$	%
Net Sales	$3,827,000	$3,672,000	155,000	4%
Gross Profit	1,931,000	1,797,000	134,000	7%
Gross Margin	50.5%	48.9%
Operating Income	$447,000	$270,000	177,000	66%
Operating Margin	11.7%	7.4%
Net Income	$320,000	$280,000	40,000	14%
Net Margin	8.4%	7.6%
Diluted Earnings Per Share	$0.02	$0.02
Weighted Average Shares - Diluted	15,583,000	15,372,000

Third Quarter FY2021 Financial Overview

For the third quarter of fiscal 2021, net sales were $3,827,000, an increase of 4%, or $155,000, compared to the third quarter of fiscal 2020. These results were primarily driven by increased sales of our integrated coating systems to the Industrial market segment, and for subsystems to our OEM segment. In the Industrial segment, we shipped a $463,000 system to the textile industry in the Europe-Middle East-Asia geography, as part of a $1.6 million combined order announced earlier in fiscal 2021. The remaining balance of this order is scheduled to ship at the end of Q4 FY2021, or early in Q1 FY2022, depending on manufacturing load. In the third quarter of fiscal 2021, approximately 70% of sales originated outside of the United States and Canada, compared with 65% in the prior year period.

Backlog on November 30, 2020 was $4,549,000, an increase of 29%, compared with backlog of $3,517,000 on February 29, 2020.

Gross profit margin was 50.5%, compared with 48.9% in the prior year period, an expansion of 160 basis points. The improvement in the gross profit margin is primarily due to the change in product mix this quarter, which typically can cause minor variations depending on actual shipments.

Net income for the third quarter was $320,000, or $0.02 per share, compared with net income of $280,000, or $0.02 per share, for the prior year period. Diluted weighted average shares outstanding totaled 15,583,000 compared to 15,372,000 for the prior year period.

Fiscal Year 2021 Outlook

“We expect that a significant portion of our $4.55 million backlog will ship during the current fiscal year ending February 28, 2021, assuming customer acceptance test schedules for some of the more complex and customized equipment orders. Therefore, based on this existing backlog, we expect that net sales will increase 5% to 10% for the fourth quarter versus the third quarter of FY2021. This will result in flat to slightly lower total net sales for the current fiscal year compared to the fiscal year ended February 29, 2020, primarily due to the sales impact from the shipment of our single largest order in Q4 of last year.”

“Overall, it has been an unexpectedly successful year, considering all the impacts and uncertainties introduced into the global economy by the Covid-19 pandemic, which struck at the start of our Fiscal Year in March 2020. We are very appreciative of the excellent work done by our entire team as we shifted to virtual work wherever possible in order to limit Covid exposure,” concluded Dr. Coccio.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $9.2 million, an increase of $1.4 million from February 29, 2020, the end of fiscal year 2020. The increase was the result of the current period’s net income and noncash charges as well as the proceeds of a long term note payable partially offset by the purchases of equipment and the repayment of long term debt.

Year-to-date capital expenditures were $327,000 compared with $392,000 in the prior-year period. The fiscal 2021 expenditures do not reflect $100,000 in grant proceeds received during the second quarter.  The current period’s capital expenditures are for ongoing upgrades to the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures to be approximately $0.4 million to $0.5 million in fiscal 2021.

At November 30, 2020, the Company had total debt of $1.6 million, comprised of $1.0 million in a PPP loan under the CARES Act and $581,000 in mortgage debt on the Company’s industrial park complex that accrued annual interest at a rate of 4.15%. In December 2020, the Company paid off its mortgage debt in its entirety.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes.  For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the recovery of the Electronics/ Microelectronics and Medical markets following COVID-19 related slowdowns; the forgiveness of our PPP loan; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,
	2020	February 29,
	(Unaudited)	2020
ASSETS

Current Assets:
Cash and cash equivalents	$6,014,009	$3,659,551
Marketable securities	3,225,516	4,219,240
Accounts receivable (less allowance of $56,000 and $71,000, respectively)	1,673,983	929,701
Inventories, net	2,447,102	2,381,891
Prepaid expenses and other current assets	126,627	153,698
Total current assets	13,487,237	11,344,081

Land	250,000	250,000
Buildings, net	1,594,205	1,654,061
Equipment, furnishings and building improvements, net	1,162,009	1,212,578
Intangible assets, net	93,852	106,291
Deferred tax asset	223,192	176,314

TOTAL ASSETS	$16,810,495	$14,743,325

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$917,829	$668,721
Accrued expenses	1,557,618	1,613,409
Customer deposits	1,782,113	1,648,690
Current maturities of long term debt	895,713	169,716
Income taxes payable	285,346	70,621
Total current liabilities	5,438,619	4,171,157

Deferred tax liability	209,335	251,761
Long term debt, less current maturities	686,992	538,000
Total liabilities	6,334,946	4,960,918

Commitments and Contingencies (Note 10)	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,445,594 and 15,348,180 shares issued and outstanding, at November 30 and February 29, respectively	154,456	153,482
Additional paid-in capital	9,044,405	9,018,406
Retained earnings	1,276,688	610,519
Total stockholders’ equity	10,475,549	9,782,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,810,495	$14,743,325

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2020	2019	2020	2019

Net Sales	$10,736,327	$9,840,536	$3,827,142	$3,672,286
Cost of Goods Sold	5,624,002	5,191,929	1,896,516	1,875,606
Gross Profit	5,112,325	4,648,607	1,930,626	1,796,680

Operating Expenses
Research and product development costs	1,241,739	1,020,299	406,799	361,429
Marketing and selling expenses	2,154,956	2,326,115	765,969	849,419
General and administrative costs	883,384	935,693	311,130	316,218
Total Operating Expenses	4,280,079	4,282,107	1,483,898	1,527,066

Operating Income	832,246	366,500	446,728	269,614

Interest Expense	(23,949)	(25,465)	(6,245)	(8,000)
Interest and Dividend Income	26,953	77,496	1,470	20,513
Other income	30,343	24,404	10,824	7,527

Income Before Income Taxes	865,593	442,935	452,777	289,654

Income Tax Expense	199,424	23,303	132,299	10,000

Net Income	$666,169	$419,632	$320,478	$279,654

Basic Earnings Per Share	$0.04	$0.03	$0.02	$0.02

Diluted Earnings Per Share	$0.04	$0.03	$0.02	$0.02

Weighted Average Shares - Basic	15,420,787	15,291,968	15,440,673	15,306,008

Weighted Average Shares - Diluted	15,547,604	15,354,472	15,583,089	15,371,819

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended November 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$666,169	$419,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350,043	290,203
Stock based compensation expense	26,973	81,634
Inventory reserve	54,000	50,000
Deferred tax benefit	(89,304)	—
Decrease (Increase) in:
Accounts receivable	(744,282)	59,571
Inventories	(119,211)	(1,370,764)
Prepaid expenses and other current assets	27,071	201,453
Increase in:
Accounts payable and accrued expenses	193,317	469,026
Customer Deposits	133,423	804,268
Income taxes payable	214,725	18,472
Net Cash Provided By Operating Activities	712,924	1,023,495

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furnishings	(327,180)	(392,346)
Capital expenditure grant proceeds	100,000	—
Sale (purchase) of marketable securities, net	993,724	(1,374,229)
Net Cash Provided By (Used In) Investing Activities	766,544	(1,766,575)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - bank	1,001,640	—
Repayment of long term debt	(126,650)	(121,537)
Net Cash Provided By (Used In) Financing Activities	874,990	(121,537)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,354,458	(864,617)

CASH AND CASH EQUIVALENTS
Beginning of period	3,659,551	3,144,123
End of period	$6,014,009	$2,279,506

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$20,573	$25,465
Income Taxes Paid	$74,004	$4,831

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT AND MARKET SALES

(Unaudited)

Product Sales:

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2020	2019	$	%		2020	2019	$	%
Fluxing Systems	$242,000	$261,000	$(19,000)	(7%	)	$680,000	$863,000	$(183,000)	(21%	)
Integrated Coating Systems	1,071,000	628,000	443,000	71%		2,920,000	1,438,000	1,482,000	103%
Multi-Axis Coating Systems	1,249,000	1,631,000	(382,000)	(23%	)	4,147,000	4,519,000	(372,000)	(8%	)
OEM Systems	523,000	400,000	123,000	31%		1,177,000	965,000	212,000	22%
Other	742,000	752,000	(10,000)	(1%	)	1,812,000	2,056,000	(244,000)	(12%	)
TOTAL	$3,827,000	$3,672,000	$155,000	4%		$10,736,000	$9,841,000	$895,000	9%

Market Sales:

	Three Months Ended					Nine Months Ended
	November 30,		Change			November 30,		Change
	2020	2019	$	%		2020	2019	$	%
Electronics/Microelectronics	$1,455,000	$1,104,000	$351,000	32%		$4,504,000	$4,017,000	$487,000	12%
Medical	831,000	1,083,000	(252,000)	(23%	)	2,484,000	2,875,000	(391,000)	(14%	)
Alternative Energy	783,000	917,000	(134,000)	(15%	)	2,004,000	1,527,000	477,000	31%
Emerging R&D and Other	207,000	252,000	(45,000)	(18%	)	723,000	937,000	(214,000)	(23%	)
Industrial	551,000	316,000	235,000	74%		1,021,000	485,000	536,000	111%
TOTAL	$3,827,000	$3,672,000	$155,000	4%		$10,736,000	$9,841,000	$895,000	9%